SIXTH AMENDMENT TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT



         BAILEY CORPORATION ("Bailey"), a Delaware corporation;, its wholly-owned subsidiary BAILEY MANUFACTURING CORPORATION ("BMC"), a Delaware corporation, each with a principal place of business at 700 Lafayette Road, P.O. Box 307, Seabrook, New Hampshire 03874; its wholly-owned subsidiary BAILEY TRANSPORTATION PRODUCTS, INC. ("BTP"), a Delaware corporation, with its principal place of business at 333 Gore Road, Conneaut, Ohio 44030; and BAYBANK, a Massachusetts trust company, with its principal place of business at 7 New England Executive Park, Burlington, Massachusetts 01803. (the "Bank") hereby agree to further amend that certain Amended and Restated Credit Agreement dated as of July 29, 1994 among Bailey, BMC, BTP and the Bank, as previously amended by a First Amendment dated as of September 20, 1994, a Second Amendment dated as of April 6, 1995, a Third Amendment dated as of May 12, 1995, a Fourth Amendment dated as of July 28, 1995 and a Fifth Amendment dated as of September 1, 1995 (the "Credit Agreement"). Terms defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.



         Bailey, BMC, BTP and the Bank agree the Credit Agreement shall be amended as follows:

         A. Section 1.2 of the Credit Agreement is hereby deleted and the following is substitute therefor:

               1.2 The Term Notes. The original advance under the Term Credit was evidenced by a promissory note dated December 30, 1988 in the form of Exhibit A- 1 attached hereto (the " 1988 Term Note") of Bailey and BMC payable to the Bank in the principal amount of $5,280,000 which has been paid in full. The amount borrowed by Bailey under the 1994 term facility is evidenced by a promissory note in the form of Exhibit A-2 attached hereto (the " 1994 Term Note"), payable to the Bank in the principal amount of $8,000,000 dated as of July 29, 1994 and delivered at the closing under the 1994 Term Note (the " 1994 Term Loan Closing"). The 1994 Term Note shall bear interest as provided in
         Section 1.7. The principal of the 1994 Term Note is payable in equal monthly installments of $66,667 commencing October 1, 1994 with a final installment in the amount of the then remaining balance of principal and interest on September 1, 1999. Payments of interest and principal on the 1994 Term Note (sometimes hereinafter referred to as the "Term Note") shall be due on the first day of each month.



         B. Section 1.7 of the Credit Agreement is hereby deleted and the following is substitute therefor:

               1.7 Interest on the Term Note and the Revolving, Credit, Pricing Options. The Borrower shall pay interest on the unpaid principal amount of each Note at the following rates per annum, as selected by the Borrowers, as provided below:

                  (a)      Prime Rate Defined.

                           As used herein "Prime Rate" shall mean the annual rate of interest announced by the Bank from time to time as its "prime rate" which is a reference rate and not necessarily the lowest rate charged by the Bank to customers.

                  (b)      Interest on the 1994 Term Note.

                           (1) Prime Rate Advance. Loans or advances based on the Bank's Prime Rate ("Prime Rate Advances"), shall bear interest at the Prime Rate plus 1. 5 % payable monthly in arrears.

                           (2) Eurodollar  Advances.  Loans or advances based on
         the London interbank offered rate (or "LIBOR" as defined below; each such loan referred to herein as a "Eurodollar Advance"), shall bear interest at the Eurodollar Rate plus 3.5 %, payable at the end of each Interest Period, except in the case of an Interest Period of more than three months in which case interest shall be payable on the 90th day following the Advance. The "Eurodollar Rate" shall mean the rate per annum, determined two Banking Days prior to the beginning of the applicable Interest Period, equal to the quotient of (a) LIBOR divided by (b) a number equal to 1.0 minus the rate (expressed as a decimal) of the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reissues) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other governmental authority having jurisdiction over the Bank) as in effect from time to time dealing with reserve requirements prescribed for eurocurrency funding including any reserve requirements with respect to "eurocurrency liabilities" under Regulation D of the Board of Directors of the Federal Reserve System. "Banking Day" shall mean any day on which the Bank is open in Burlington and, if such day relates to a borrowing of, a payment or prepayment of principal or interest on a Eurodollar Advance or a notice by the Borrower with respect to any such borrowing, payment, prepayment, a day which is also a day on which dealings in Dollar


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         deposits  are carried  out in the London  interbank  market.  "Interest
         Period" shall mean such period commencing on the date such Eurodollar Advance is made and ending, in the case of Eurodollar Advances under the Term Note, on the third or sixth monthly anniversary of such date and in the case of Eurodollar Advances under the Revolving Credit on the first, second or third monthly anniversary of such date, as selected by the Borrower. "LIBOR" shall mean for a subject Interest Period, the rate of interest, at approximately 1 1:00 a.m. Burlington, Massachusetts time, two Banking Days prior to the first day of such Interest Period, as being the rate at which deposits in Dollars are offered to the Bank by first-class banks on the London interbank market for deposits for such Interest Period in amounts comparable to the then aggregate principal amount of the requested Eurodollar Advance.

                  (c) Interest on the Revolving Credit (including Fixed Maturity Carve Out Loan).

                           (1) Prime Rate Advances. Prime Rate Advances under the Revolving Credit shall bear interest at the Prime Rate plus I % payable monthly in arrears.

                           (2) Eurodollar Advances. Eurodollar advances shall bear interest at the Eurodollar Rate plus 3.00% payable at the end of each Interest Period, which shall be one, two or three months as selected by the Borrower.

      C. Section 1. 11 of the Credit Agreement is hereby deleted and the following is substituted therefore:

      1.11   Revolving Credit Borrowing Base.

         a. For the purposes of the Revolving Credit, the Borrowing Base shall equal (i) 85 % of the Borrowers' Qualified Accounts plus (ii) 50 % of the Borrowers' Raw Materials and Finished Goods Inventory including tooling; provided however that the inventory component of Borrowing Base shall in no event exceed $6,000,000 and the inventory component consisting of tooling shall in no event exceed $2,000,000 less (iii) 100% of the amount of all outstanding letters of credit issued for the account of such Borrower. "Qualified Accounts" shall mean all accounts in which the Bank has a first priority, perfected security interest; which arose in the ordinary course of such Borrower's business; which are not with respect to sales or services to a supplier or Affiliate of such Borrower, which are not more than 60 days from the date of issuance of the invoice; which are not subject to any dispute or claim for setoff which has actually been asserted or any counterclaim; which arise from non-governmental account debtors located in the


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         United  States  (and Ford  Motor  Company  of Canada  Ltd.,  Ford Motor
         Company of Mexico, Canadian affiliates of General Motors Company, Diamond Star Motors and Chrysler Corporation, Canada) and which the Bank has not otherwise determined to be unsatisfactory. "Finished Goods Inventory" shall mean goods, merchandise or other personal property in a state ready to sell to customers of Bailey, BMC or BTP, as the case may be, which is valued at the lower of cost or market (net of all reserves for obsolescence), which the Bank has not otherwise determined to be unsatisfactory and which is subject to the Bank's first priority, perfected security interest. "Raw Materials Inventory" shall mean resins, plastics, chemicals and other commodities purchased by Bailey. BMC or BTP, as the case may be, for conversion into Finished Goods Inventory and located at facilities of Bailey, BMC or BTP, as the case may be. which commodities are still in an unprocessed state, are valued at the lower of cost or market (net of all reserves for obsolescence) and which are subject to the Bank's first priority, perfected security interest. Work in process, consigned inventory, packaging inventory and
         inventory   subject  to  claims  under  any   so-called   "Bulk  Sales"
         legislation shall not be included in Raw Materials Inventory or Finished Goods Inventory and shall have a Borrowing Base value of zero.

         b. Bailey, on its own behalf and as agent for the Borrowers, shall deliver to the Bank the following reports, in form satisfactory to the Bank, signed by the Treasurer or Chief Financial Officer of such
         Borrower:

                  (i) On a monthly basis, but more frequently if requested by the Bank, a repor of sales, collection, ineligible accounts, credit memos and Borrowing Base, with supporting schedules in reasonable detail; each such report shall be received by the Bank within three Banking Days of the last date covered by such report.

                  (ii) On a monthly basis, but more frequently if requested by the Bank, a report of inventory designations; each such report to be delivered to the Bank within ten Banking Days of the date of such report.

                  (iii) On a monthly basis within 15 days of the close of each monthly accounting period, a report setting forth an aging of accounts receivable as at the end of such monthly accounting period and a reconciliation of accounts from the prior monthly report and such other information as the Bank may reasonably require.



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The Bank shall have no obligation to make  advances  under the Revolving  Credit unless the Bank has received the reports and information required under this section.

         This Amendment may be executed in several counterparts, each of which shall be anoriginal, and with the same effect as if signatures thereto were all upon the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of March 1, 1996.


BAYBANK                                              BAILEY CORPORATION



By:  /s/ James F. Carr, VP                           By:  /s/ L.J. Heilman
     ---------------------                                ---------------------
                                                        Executive Vice President

                                                        BAILEY MANUFACTURING
                                                        CORPORATION


                                                     By:  /s/ L.J. Heilman
                                                          ----------------------
                                                        Executive Vice President

                                                        BAILEY TRANSPORTATION
                                                        PRODUCTS, INC.


                                                     By:  /s/ L.J. Heilman
                                                          ----------------------
                                                        Executive Vice President



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